EXHIBIT 10.8

AMENDMENT NO. 1

TO THE LEASE AGREEMENT

(hereinafter referred to as the “Amendment No. 1”)

concluded by and among

CTP Heršpická, spol. s r.o.

a company existing under the laws of the Czech Republic

Identification No.: 276 01 641

with its registered seat at Praha 1, Národní 41/973, PSČ 11000, Czech Republic entered into the Commercial Register kept at the Municipal Court in Prague, Section C, File No.: 118130

represented by Mr. Remon L. Vos, per power of attorney

(hereinafter referred to as the “Lessor”)

and

AVG Technologies CZ, s.r.o.

a company existing under the laws of the Czech Republic

Identification No.: 440 17 774

with its registered seat at Brno, Lidická č.p. 965, č.or. 31, Postal Code 602 00, Czech Republic

entered into the Commercial Register kept at Regional Court in Brno, Section C, File No.: 3681 represented by Mr. Christophe Francois, executive director

(hereinafter referred to as the “Lessee”)

(the Lessor, the Lessee and CTP Property hereinafter collectively referred to as the “Parties” and individually to as the “Party”)

RECITALS

A.	The Parties concluded the lease agreement dated 30 April 2010 (hereinafter referred to as the “Lease Agreement”) subject of which is a lease of (i) the non-residential premises in the area of 8.347 sq m situated on the second floor (= 3rd floor above ground), fourth floor (= 5th floor above ground), fifth floor (= 6th floor above ground), and (ii) the terrace space in the area of 450 sq m situated on the sixth floor (= 7th floor above ground), and (iii) the storage space in the area of 244 sq m situated in the underground floor (= 2nd floor below ground), and (iv) 100 secured car parking places in the underground parking place, all in the buildings reg. Nos. 873, 878, 879 (known as IQ building D, E, F) located on the land plots Nos. 115/67, 115/68 and 115/69 in cadastral area of Štýřice, municipality of Brno, district of Brno-venkov, and further described in the Lease Agreement (hereinafter referred to as the “Premises”).

B.	As the Parties reached an agreement on exact terms and conditions of performance of certain Requested Changes (as defined in Article 12.6.1 of the Lease Agreement) in the Premises in accordance with the Article 12.6 of the Lease Agreement, these terms and conditions being further specified below, the Parties wish to modify the Lease Agreement accordingly.

C.	Any term starting with a capital letter used and not defined herein shall have the same meaning as set forth in the Lease Agreement.

I.

Requested Changes I

1.1	In accordance with Article 12.6.1 of the Lease Agreement the Parties agreed on performance of Requested Changes specified in terms of technical specification and cost for their performance in the overview attached in the Enclosure No. 1, which forms an inseparable part hereof (hereinafter referred to as the “Requested Changes I”). The Lessor undertakes to perform the Requested Changes I properly, on time, on the Lessor’s own risk and costs and in compliance with all legal requirements and the agreed project documentation being formed especially by the lay-outs attached as Enclosure No. 2 hereto (hereinafter referred to as the “Project Documentation”). The Lessee undertakes to accept these Requested Changes I, provided that they are carried out properly, on time and under conditions specified in this Amendment No. 1, and to pay both the Rent Increase (as defined below) and the Price (as defined below) for the Requested Changes I in the amounts and in a way as indicated herein. The Requested Changes I will be performed in the Building and in the Premises. The Parties have agreed the Project Documentation with respect to the Requested Changes I, which can be modified in accordance with the provisions herein.

1.2	The total costs of the Requested Changes I have been agreed by the Parties in the total amount of EUR 1.588.273,00 (in words: one million five hundred and eighty eight thousand two hundred and seventy three Euro), i.e. CZK 41.295.096,00 (in words: forty one million two hundred and ninety five thousand nine hundred and six Euro) excluding VAT and including the 8% coordination fee of the total costs to be expended by the Lessor on performance of the Requested Changes I (as in the Enclosure No. 1) (hereinafter referred to as the “Total Costs of the Requested Changes I”).

For avoidance of doubts the Total Costs of the Requested Changes I and the 8% coordination fee covers any and all costs of the Lessor connected with the performance of the Requested Changes I, such as in particular, but not limited to, any costs of material and works, administrative and legal fees, travel costs, human resources costs, and permitting costs.

1.3	The Total Costs of the Requested Changes I, the Rent Increase and the Price are agreed as fixed and final price and may be increased only under conditions hereof, if there is a change in the specification (scope, performance, used materials etc.) of the Requested Changes I (as specified in Enclosure No. 1), or in the lay-outs (location etc.) (as specified in Enclosure No. 2), which is either needed for implementation of the Requested Changes I or additionally requested by the Lessee, and provided that a written instrument signed by both Parties will be concluded between the Parties (either a change order in the form attached as Enclosure No. 4 or an amendment in accordance with Article 1.8 below) specifying the modified specification or the change in lay-out/s of the Requested Changes I and new Total Costs of Requested Changes I, new Rent Increase, and/or new Price of the Requested Changes I. The Lessor is not allowed to seek any increase in the Total Costs of the Requested Changes I, unless this Amendment No. 1 expressly states otherwise.

1.4	In accordance with the Article 12.6.3 of the Lease Agreement, the part of the Total Costs for Requested Changes I equalling to EUR 1,300,000.00, i.e. CZK 33,020.000 excluding VAT and including the 8% coordination fee of the total costs of the Requested Changes I (hereinafter referred to as the “Rentalized Part”) shall be incorporated into the Rent (i.e. shall be a basis for the calculation of the Rent Increase as below, in other words shall be “rentalized”). As a result of such “rentalization” the total monthly Rent specified in the Article 5.1 of the Lease Agreement shall be as of the Final Completion Date (and in case of the Deferred Completion Event (as defined below) as of the day when all Substantial Defects have been removed and all Requested Changes I have been taken over by the Lessee in accordance with Article 1.6.) increased by 1/12 of 9% of the total amount of costs for the Rentalized Part, i.e. the monthly Rent as of the Final Completion Date shall be increased by the amount of EUR 9,750.00 (in words: nine thousand seven hundred and fifty Euro) excluding VAT, i.e. CZK 247.650 (in words: two hundred and forty seven thousand six hundred and fifty Czech Crowns) (hereinafter referred to as the “Rent Increase”). Value added tax applicable on the day of the taxable event (in Czech “den zdanitelného plnění”) will be added to the Rent Increase.

The Lessor shall lease the completed Requested Changes I (or their part if applicable) as a part of the Premises to the Lessee and the Lessee shall lease the completed Requested Changes I (or their part if applicable) as a part of the Premises from the Lessor as of the Final Completion Date, or the respective Partial Completion Date, subject to the conditions hereof.

The remaining part of the Total Costs for the Requested Changes I which is not being “rentalized” (hereinafter referred to as the “Invoiced Part”) equalling to EUR 288.273,00 (in words: two hundred and eighty eight thousand two hundred and seventy three Euro), i.e. CZK 7.495.098,00 (in words: seven million four hundred and ninety five thousand and ninety eight Czech Crowns) excluding VAT and including the 8% coordination fee of the total costs of the Requested Changes I (hereinafter referred to as the “Price”) shall be paid by the Lessee in a form of advance payments and final calculation. Each advance payment of the Price shall be paid by the Lessee based on the advance payment invoice issued by the Lessor after each Partial Completion Date, and (except for the last advance payment as below) shall be calculated as the sum of agreed costs of the respective Requested Changes I belonging among the Lessee’s Parts (as defined in Article 1.9 below) as such agreed cost are specified in the Enclosure No. 1 hereto, which have been delivered by the Lessor and handed over to the Lessee as of each Partial Completion Date, provided that those parts are without any Substantial Defects, as confirmed in accordance with Article 1.6. The last advance payment, which is supposed to be paid after the last Partial Completion Date shall be calculated as the difference between the Price and the total amount of advance payments paid by the Lessee after the preceding Partial Completion Dates. As of the Final Completion Date the Lessor shall issue a final invoice for the Price in which it performs the final calculation and recapitulation of all the advance payments paid to the Price as above.

In case there have been any Substantial Defects at the respective Partial Completion Date or Final Completion Date and the Lessee rejected to take over the Requested Changes I or their part belonging among the Lessee’s Parts (the “Deferred Completion Event”), the Lessor is entitled to issue the invoice and require payment from the Lessee only after such Substantial Defects have been removed and the respective Requested Changes I belonging among the Lessee’s Parts have been taken over by the Lessee in accordance with Article 1.6.

Any invoices under this Amendment no. 1 shall be issued by the Lessor in accordance with the Article 5.3 of the Lease Agreement. The Lessee shall have a right to return the invoice in which there are mistakes, improper calculations or other defects back to the Lessor. In such a case the new maturity period shall commence on the date of delivery of a new revised and proper invoice (tax document) to the Lessee.

1.5	The Parties agreed that the Lessor shall duly complete the Requested Changes I and hand them over to the Lessee by 22 October 2010 at the latest (hereinafter referred to as the “Final Completion Date”) subject to the following conditions:

a)	should the Lessee confirm to the Lessor the specification of materials to be used and an increase in costs of the Requested Changes I (if any) by the respective Lay-Out Freezing Dates (as defined in this Article below), the Requested Changes I shall be performed according to the floor lay-outs of the Premises agreed between the Parties and attached in the Enclosure No. 2 hereto, which forms an inseparable part hereof, in the time periods states in this Article below (hereinafter referred to as the “Partial Completion Date”);

b)	in case the Lessee requires any modification of the respective floor lay-out attached in the Enclosure No. 2 hereto, the Lessee has to specify and agree such modification and connected increase in costs of the requested Changes I (if any) with the Lessor by the respective Lay-Out Freezing Date as below applicable for the respective floor of the Premises.

In case of an evident delay with providing the specification of materials to be used for the Requested Changes I and/or confirmation of the connected costs increase (if any) by the Lessee by the Lay-Out Freezing Date as under letter a) above, OR in case of any request for modification of the lay-out of the respective floor in the Premises after the Lay-Out Freezing Date applicable for the respective floor and connected increase in costs of the requested Changes I (if any) as under letter b) above, the Partial Completion Date and/or also the Final Completion Date, if necessary, shall be postponed by the number of days of the Lessee’s delay. In such a case the Parties shall agree on the new Partial Completion Date and/or also the Final Completion Date in writing.

Should (i) the evident delay of the Lessee with providing the Lessor with the above specifications and/or confirmations, or (ii) the additional requests of the Lessee for further modifications of the lay-outs of the Premises after the Lay-Out Freezing Dates confirmed by both Parties, and/or (iii) the evident delay of the Lessee not caused by the Lessor with the takeover of the Requested Changes I or their part, cause that the Requested Changes I cannot be completed (at all or only partially) or handed over to the Lessee by the Lessor as of the date of expiry of the twelve (12) month Rent discount agreed in Article 5.1 of the Lease Agreement, the Lessee shall be obliged to pay to the Lessor the Rent including the Rent Increase starting from the date of expiry of the twelve (12) month Rent discount agreed in Article 5.1 of the Lease Agreement.

The respective Requested Changes I are to be constructed in the following stages as below in this Article (hereinafter referred to as the “Stages”). The details of the timeline of the Requested Changes I with respect to the particular Stages are attached in the Enclosure No. 3 hereto (hereinafter referred to as the “Time Schedule”).

Stage I.: Server room (points 7 – 10 of the Time Schedule)

                Lay-Out Freezing Date: 29 July 2010

Partial Completion Date: 14 October 2010

Stage II.: 4th floor

                Lay-Out Freezing Date: 29 July 2010

Partial Completion Date: 14 October 2010

Stage III.: 2nd floor (points 11 – 13 of the Time Schedule)

                Lay-Out Freezing Date: 29 July 2010

Partial Completion Date: 14 October 2010

Stage IV.: 5th floor (points 17 – 19 of the Time Schedule)

                Lay-Out Freezing Date: 29 July 2010

Partial Completion Date: 22 September 2010

Stage V.: 6th floor (points 20 – 22 of the Time Schedule)

                Lay-Out Freezing Date: 29 July 2010

                Partial Completion Date: 22 September 2010,

the Lay-Out Freezing Dates mentioned above hereinafter jointly or individually referred to as the “Lay-Out Freezing Dates” or “Lay-Out Freezing Date”.

1.6	The works of the part of the Requested Changes I implemented during the above-mentioned Stages shall be handed-over to the Lessee on each Partial Completion Date. On the Final Completion Date a final handover protocol summarizing the individual handovers occurred on each Partial Completion Date, and due performance of Requested Changes I in accordance herewith shall be signed.

In case there are no Substantial Defects, on each Partial Completion Date and on the Final Completion Date the Parties shall sign a hand-over protocol confirming the completion of the Requested Changes I or their part (Stage) and their status as of the Final Completion Date or Partial Completion Date, including any possible non-substantial defects and arrears, which shall be removed by the Lessor in the time periods agreed in such a hand-over protocol. By signing such a hand-over protocol for the Requested Changes I or their respective part, the Lessee shall confirm that the Requested Changes I or their respective part are ready for use and they are not concerned with any Substantial Defects.

The Lessee is entitled to refuse the acceptance of Requested Changes I or their part if there are any defects materially limiting the Lessee in the use of the Premises or their part and/or the Requested Changes I or their part (the “Substantial Defects”).

The Parties shall mutually confirm in writing the due remedy of any non-substantial defects included in the handover protocol. The arrangements in this Article 1.6 shall apply mutatis mutandis to the handover of the Requested Changes I after remedy of the Substantial Defects by the Lessor, as the case may be.

All manuals, certificates and documents (including copy of construction records) necessary to the proper use of the Requested Changes I or their part by the Lessee will be hand over together with the Requested Changes I or their part and specified in the respective handover protocol.

The Lessor undertakes to execute, perform and complete the Requested Changes I with professional care and in quality corresponding with purpose of this Amendment No. 1, legal regulations of the Czech Republic and the European Union, and binding technical standards.

1.7	The Parties also confirm that in case the Lessee requests any other Requested Changes in the future, the option agreed under letter a) of Article 12.6.3 of the Lease Agreement shall no longer be applicable for such Requested Changes, and the Lessee shall pay for the Requested Changes in the form of a lump sum. A written agreement and/or an amendment to the Lease Agreement shall be concluded between the Parties regarding any such Requested Changes. The Lessee shall pay for the Requested Changes in two parts. The first part being 30% of the total costs of such Requested Changes including a coordination fee 8% calculated from the cost of the Requested Changes shall be paid by the Lessee as an advance payment upon invoice issued within 5 business days by the Lessor after a signing a written agreement and/or concluding an amendment hereto by the Parties. The second part being the remaining 70% of the total costs of such Requested Changes including a coordination fee 8% calculated from the cost of the Requested Changes shall be paid by the Lessee upon the final invoice issued by the Lessor after completion and due handover of the Requested Changes by the Lessor to the Lessee upon signing the handover protocol.

1.8	In case the costs for other Requested Changes and/or an increase of Total costs for Requested Changes I shall not exceed the amount of CZK 500,000 excluding VAT in an individual case or as an aggregate, the Parties shall confirm specification, total costs and time frame mutually in writing in the respective change order document, its form is attached as Enclosure No. 4 hereto) without need to conclude an amendment to the Lease Agreement, unless agreed otherwise by the Parties or specifically required by one Party. Such change order shall then serve as a basis for invoicing by the Lessor.

In case the costs for other Requested Changes and/or an increase of Total costs for Requested Changes I exceed the amount of CZK 500,000 excluding VAT in an individual case or as an aggregate, the Parties shall conclude an amendment to the Lease Agreement confirming the specification, total costs and time frame for completion of such Requested Changes.

1.9	The Lessor shall be the owner of the parts of the Requested Changes I as specified in Enclosure No. 1 hereto and marked as “CTP” (the “Lessor’s Parts”). The Lessor shall lease the Lessor’s Parts to the Lessee as a part of the Premises from the Final Completion Date, or the respective Partial Completion Date, or from the actual takeover by the Lessee of the Requested Changes I in case of Substantial Defects, if applicable. The Lessor’s Parts shall be maintained in accordance with Article XI of the Lease Agreement and Enclosure No. 1 hereto (the principles of maintenance, revisions/controls and repairs specified in Enclosure H to the Lease Agreement shall apply mutatis mutandis to the maintenance, revisions/controls and repairs under Enclosure No. 1 hereof). The Lessor agrees that the Lessor’s Parts shall remain in the Premises after the Lease Agreement is terminated or after the Term expires, and the Lessee shall not be responsible for removal of the Lessor’s Parts from the Premises. The Articles 10.6 and 12.6.3. b) of the Lease Agreement remain unaffected.

The Lessee shall be the owner of the parts of the Requested Changes I as specified in Enclosure No. 1 hereto and marked as “AVG” (the “Lessee’s Parts”). The Lessee shall be responsible of the repair and maintenance of the Lessee’s Parts and shall remove the Lessee’s Parts from the Premises after the Lease Agreement is terminated or after the Term expires, unless agreed otherwise between the Parties.

For avoidance of any doubt, the Parties agreed that as soon as possible, however latest within 30 days after the Final Completion Date, or takeover of the Requested Changes I by the Lessee, in case of Substantial Defects, the Parties shall upon request of any Party:

(i)	update the wording of the Enclosure H to the Lease Agreement with respect to the performed Requested Changes I upon preserving the basic principles or repairs and maintenance agreed in the Lease Agreement and in this Amendment No. 1 above. The updated Enclosure H shall replace the current Enclosure H attached to the Lease Agreement; and/or

(ii)	if reasonably necessary, summarize all the modifications to the Requested Changes I (if any) effected in accordance herewith in terms of their specification and costs and update the specification of the Requested Changes I (attached as the Enclosure No. 1), the floor lay-outs (attached as the Enclosure No. 1) and the calculation of the Rent Increase and Price.

1.10	The Lessor shall maintain the construction journal (in Czech “stavební deník”), to which the Parties shall record all principal facts regarding the Requested Changes I and its performance.

The construction journal shall be present in the Premises in the course of performance of the Requested Changes I. The Lessee is entitled to inspect the construction journal and make necessary records whenever the Lessee requires.

The Lessor shall take the comments of the Lessee made in the constructional journal into consideration when completing the Requested Changes I.

1.11	If any parts of the Requested Changes I should be covered up (e.g. wiring system etc.), the Lessor undertakes to invite the Lessee to review the implementation of Requested Changes I reasonably before covering of their respective part. If the Lessee (or the Project Manager) does not appear for the review of the part of the Requested Changes I to be covered, the Lessor shall take photos of that part of the Requested Changes I and shall continue to implement the Requested Changes I. If the Lessee additionally requires uncovering of such covered part of Requested Changes I (if reasonably necessary), the Lessor shall provide for uncovering of such a part of the Requested Changes I at the costs of the Lessee. The Lessee is aware that additional uncovering of the Requested Changes I may influence the Partial Completion Date and/or Final Completion Date, in which case the Lessor shall not be responsible for such a delay. The foregoing shall apply only if uncovering of the Requested Changes I will not result in discovery of mistakes for which the Lessor is responsible. The Lessor shall cover costs of the uncovering in case the Lessor fails to invite the Lessee for inspection in a timely manner, or the covered part of the Requested Changes I shows any defects and/or arrears.

1.12	If any defects of the Requested Changes I are detected, the Lessee or the Project Manager shall record this in the construction journal together with the requirement for removal of these defects within a specified reasonable time, however until the Partial Completion Date or Final Completion Date at the latest. The Lessor undertakes to remove all materials or works which do not correspond to project documentation or do not comply with conditions hereunder, at the Lessor’s own expense and without undue delay.

1.13	The Lessor shall comment on any of the records made by the Lessee within 5 working days. Otherwise it shall be considered that the Lessor accepted any such Lessee’s record.

II.

Additional Provisions

2.1	The Parties also agreed that the Lessee shall have a right of first refusal for the remaining capacity of 150 kw in each of the diesel aggregates in the Building owned by the Lessor. This right of first refusal means that in case the Lessor intends to offer the remaining capacity to any other Party, the Lessor shall be obliged to offer it first to the Lessee for the price specified in the Enclosure No. 1 hereto. The Lessee shall be then obliged to respond to the Lessor in ten (10) working days from the delivery of the Lessor’s notice, if it takes the remaining capacity or not. Should the Lessee expressly refuse to accept the offered capacity or does not reply to the Lessor in the above stated period, the Lessor shall be entitled to offer the capacity to any third Party.

2.2	The Parties shall cooperate and exert all reasonable efforts to fulfil the desired purpose of this Amendment and shall inform each other without undue delay about any events and/or situations, which may be materially important for the purpose and/or fulfilment of the Requested Changes I and this Amendment.

III.

Contractual Penalties

3.1	The Parties have agreed on the following contractual penalties:

a)

if the Lessor due to its own fault fails to meet the Final Completion Date, or if there are any Substantial Defects due to which the Lessee refused the take over the Requested Changes I as of the Final Completion Date, and it shall not remedy such default within additional 15 days time period, the Lessor is obliged to pay to the Lessee upon its written request a contractual penalty amounting to 0.5% of the price of the respective part of Requested Changes I (as specified in Enclosure No. 1) that is defective and/or which the Lessee rejected to take over under Article 1.6, for each day of delay starting from the 1st day of delay after the Final Completion Date, however not more than an aggregate amount of EUR 100.000,00; and/or

b)	if the Lessor fails to meet the agreed date of removal of non-substantial defects or arrears of the Requested Changes I, and it shall not remedy such default within additional 10 days time period the Lessor is obliged to pay to the Lessee (in addition to any other penalties hereunder) upon its written request a contractual penalty amounting to CZK 5.000 per each day of delay with removal of such non-substantial defects or arrears until their removal.

3.2	The Parties declare that the contractual penalty is not unreasonably high due to subject of this Agreement.

3.3	The right of the Lessee to claim damages in the amount exceeding the amounts of the contractual penalties agreed in Article 3.1, letters a) and b) above, if such penalties are applicable and duly requested by the Lessee in accordance herewith, shall not be affected hereby.

IV.

Final Provisions

4.1	The Parties hereby confirm that the relevant provisions of the Lease Agreement shall be hereby modified (especially Article V. and XII.) and all remaining provisions and terms of the Lease Agreement shall continue in full force and effect.

4.2	This Amendment No. 1 has been executed in three (3) counterparts. The Lessor shall receive two (2) counterparts and the Lessee one (1) counterpart hereof.

4.3	The following enclosures form an inseparable part hereof:

Enclosure No. 1 – Overview of Requested Changes I

Enclosure No. 2 – Lay-outs of the Premises

Enclosure No. 3 – Time Schedule

Enclosure No. 4 – Form of a change order

4.4	The Amendment No. 1 has been read and jointly discussed before its execution. The Parties hereby confirm that they have reached an agreement regarding the Amendment. Unenforceability or invalidity of any article, clause, sub-clause or provision of this Amendment No. 1 do not affect enforceability or validity of other provisions of this Amendment No. 1 (if separable from the other Articles hereof). If any article, clause, sub-clause or provision would become invalid for any reason (especially for collision with applicable acts or other legal rules) the Parties will consult and agree on legally reasonable procedure of execution of objectives contained in that part of the contract having become invalid.

4.5	This Amendment No. 1 comes into force on the day of signature by both Parties.

*        *        *

In Prague on July 28, 2010	In Prague on July 28, 2010

/s/ Remon L. Vos	/s/ Christophe Francois
CTP Heršpická, spol. s r.o.	AVG Technologies CZ, s.r.o.
Remon L. Vos	Christophe Francois
per power of attorney	executive director